Exhibit 99.1

Nexvet Provides Update on Pivotal Field Safety and Efficacy Study for NV-01

DUBLIN, Ireland; MELBOURNE, Australia - March 9, 2015 – Nexvet Biopharma (Nasdaq: NVET), a veterinary biologic therapy developer, announced today an update on its pivotal field safety and efficacy study for its lead product candidate (NV-01), a novel monoclonal antibody (mAb) therapy for the control of pain associated with osteoarthritis in dogs.

The study, which commenced in October 2014, was designed to enroll at least 200 dogs with naturally occurring osteoarthritis. The study, which is being conducted at veterinary clinics across the United States and Europe, has enrolled 184 dogs as of March 7, 2015, which are randomized into treatment groups with a 2:1 ratio of NV-01 to placebo study subjects.

As part of the study protocol, each dog receives three treatments at 28-day intervals. The protocol requires that, when 133 dogs reached the 28-day primary endpoint, which represented 67% of the study participants, a sample size reassessment would be performed by an independent statistician. That assessment has recently been completed.

The statistical sample size reassessment considered the performance of the two treatment groups to evaluate whether the study is adequately powered to predict a significant benefit of NV-01 treatment over placebo. The sample size reassessment also evaluated whether the study is likely to be futile based upon two measurements: 1) that placebo is superior to NV-01 with regard to treatment success, or 2) the requirement to increase the number of NV-01 treated dogs to potentially over 1,000 participants.

The outcome of the sample size reassessment was as follows:

1. In order to have a high probability of a statistically significant endpoint at the day 28 primary assessment, it will be necessary to increase the current size of the study.

2. Futility was not observed in the sample size reassessment.

As soon as possible, the Company will be meeting with the regulatory authorities to discuss the results of the sample size reassessment. The Company is considering the optimal size for the study but currently intends to continue recruiting dogs for the study as planned. The Company is assessing the impact of time, cost, and related logistical issues regarding the feasibility of substantially increasing the number of dogs in the current study, or initiating additional studies. At this time, the study remains fully blinded, which means the results and data generated to this point are not available for the Company’s review. Nexvet plans to complete the study without un-blinding it, which avoids compromising the data such that it may be used in the future for U.S. and European regulatory purposes.

“We’ve accumulated a strong pre-clinical data package for NV-01 and we remain committed to optimizing this promising therapy for treatment of chronic pain associated with osteoarthritis,” commented Mark Heffernan, Chief Executive Officer of Nexvet.

About the NV-01 Pivotal Field Safety Study Design

Each dog receives three treatments at 28-day intervals. Efficacy is measured using two different owner-administered assessment tools, the Client-Specific Outcome Measures (CSOM) and

Canine Brief Pain Inventory (CBPI), together with veterinarian assessments of pain and lameness. The study is double-blinded, meaning participants and veterinarians are unaware of which treatment group will be receiving NV-01 or a placebo. CSOM, CBPI and veterinarian assessments are being measured at enrollment and on days 14, 28, 56 and 84. The CSOM measures activities that have become difficult or have changed for the dog as a result of osteoarthritis. For the CSOM assessment, precise activities that have changed in dogs as a result of osteoarthritis are defined and re-evaluated at each assessment. The relative ability to perform such activities is assigned a numerical score at each observation. A comparison of the change in CSOM score between enrollment and day 28 is the primary endpoint for the efficacy evaluation. CSOM assessments on other days, CBPI assessments and veterinarian pain and lameness assessments are secondary endpoints.

About Nexvet (www.nexvet.com)

Nexvet is a clinical-stage biopharmaceutical company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization™ platform is designed to rapidly create monoclonal antibodies (“mAbs”) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates also build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Further Information

Investors	Media
Hershel Berry	Lynn Granito
Blueprint Life Science Group	Berry & Company Public Relations
+1 415-375-3340 Ext. 102	+1 212-253-8881
hberry@bplifescience.com	lgranito@berrypr.com

Company

Mark Heffernan

CEO, Nexvet Biopharma plc

+1 415-602-6587

mark.heffernan@nexvet.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements consist of all statements other than statements of historical fact, including statements regarding our ability to reach a statistically significant endpoint at the primary assessment of the NV-01 pivotal field safety and efficacy study (whether or not we increase the number of enrolled dogs), the feasibility of increasing the number of enrolled dogs in our NV-01 pivotal field safety and efficacy study, future expenditures relating to NV-01, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “plan,” “potential,” “project,” “position,” “seek,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors.

Factors that could cause actual results to differ materially from our expectations include those summarized under Risk Factors in our registration statement on Form S-1 (SEC File 333-201309) and the other documents we file from time to time with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. Except as required by law, we do not intend, and undertake no obligation, to revise or update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.